EXHIBIT 99.1

Carol Sanders to Join RenaissanceRe Board of Directors

PEMBROKE, Bermuda — February 19, 2016 — RenaissanceRe Holdings Ltd. (NYSE:RNR) announced today that Nicholas L. Trivisonno, 68, who has served as a member of the Board since 2004, will retire as a Director, and that Carol P. Sanders, 49, has been nominated to join the Board, each to occur in conjunction with the Company’s Annual General Meeting of Shareholders in May 2016. Ms. Sanders most recently served as Executive Vice President, Chief Financial Officer and Treasurer of Sentry Insurance a Mutual Company, a property and casualty mutual insurance carrier with over $14.0B in assets and $4.2B in policyholder surplus.

Kevin J. O’Donnell, President and Chief Executive Officer, said, “On behalf of my fellow directors and management team, I am pleased to recognize Nick’s service. Nick’s wise counsel during his 12 years as a director helped RenaissanceRe to navigate through market cycles, important regulatory developments and organizational changes, and we thank him for his service. We look forward to welcoming Carol and drawing from her years of experience in senior roles at U.S. insurance companies. Her insights and expertise will be invaluable as we advance our worldwide strategy, deploy capital efficiently across an expanding suite of risks, and, above all, provide best-in-class service to our clients.”

Ralph B. Levy, non-Executive Chairman of RenaissanceRe added, “The entire RenaissanceRe Board is grateful for Nick’s service and leadership as a director. Nick served ably as Audit Committee Chair during a momentous time in our history, and as a key member of our Corporate Governance and Compensation Committee in recent years. We are confident that Carol’s expertise in insurance operations and finance will help ensure that the perspectives of our clients are well represented in our deliberations during this period of accelerating change in our industry, and we welcome her to our Board.”

Ms. Sanders joined Sentry Insurance in June 2013. Previously, Ms. Sanders served as Executive Vice President and Chief Operating Officer of Jewelers Mutual Insurance Company from November 2012 until July 2013, as Senior Vice President, Chief Financial Officer and Treasurer from May 2011 until November 2012 and as Chief Financial Officer from 2004 until May 2011, after holding a series of positions of increasing responsibility in finance, accounting, treasury and tax. Ms. Sanders has served on the Board of Directors of Alliant Energy (NYSE: LNT) since 2005, where she currently chairs the Compensation and Personnel Committee.

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. The Company’s business consists of three reportable segments: (1) Catastrophe Reinsurance, which includes catastrophe reinsurance and certain property catastrophe joint ventures managed by the Company’s ventures unit; (2) Specialty Reinsurance, which includes specialty reinsurance and certain specialty joint ventures managed by the Company’s ventures unit; and (3) Lloyd’s, which includes reinsurance and insurance business written through RenaissanceRe Syndicate 1458.

Source: RenaissanceRe Holdings Ltd.

Investor Contact:
RenaissanceRe Holdings Ltd.
Rohan Pai, 441-295-4513
Director of Investor Relations

Media Contact:
Kekst and Company
Peter Hill or Dawn Dover, 212-521-4800